Exhibit 5.1

argenx SE Willemstraat 5 4811AH Breda The Netherlands

Amsterdam

Freshfields Bruckhaus Deringer LLP

Strawinskylaan 10
1077 XZ Amsterdam
Postbus 75299
1070 AG Amsterdam

T  +31 20 485 7000

+31 20 485 7633 (Direct)

F   +31 20 517 7633

E dirkjan.smit@freshfields.com

www.freshfields.com

Doc ID

AMS5373350/2

Our Ref

DJS

CLIENT MATTER NO. 163871:0013

13 December 2017

Dear Sirs,

Introduction

1.             We have acted as Dutch law legal advisers to argenx SE (the Company) with respect to certain matters of Netherlands law in connection with, inter alia, the registration statement on Form F-1 filed with the United States Securities and Exchange Commission (SEC) on 13 December 2017 (the Registration Statement) for the registration of the new ordinary shares (New Shares) in the capital of the Company each with a nominal value of € 0.10, under the United States Securities Act of 1933, as amended, and the listing of the American Depositary Shares (the ADSs), each representing one New Share, on The NASDAQ Global Select Market (the Transaction). The ordinary shares with nominal value of € 0.10 each in the capital of the Company shall hereinafter be defined as the Ordinary Shares.

This opinion letter is delivered to you pursuant to your request.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Bank account:
Stg Beh Derdengld Freshfields Bruckhaus Deringer LLP, ABN AMRO Bank N.V., IBAN: NL14ABNA0256049947, BIC: ABNANL2A

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Documents reviewed

2.                                      In rendering the opinion, we have examined the following documents:

(a)                                scanned copy of the Registration Statement;

(b)                                an electronic copy of an extract from the commercial register of the Dutch Chamber of Commerce (the Commercial Register) dated 13 December 2017 relating to the Company, and confirmed upon our request by the Commercial Register by telephone to be correct in all material respects as at 9.30 hrs CEST on the date hereof (the Extract);

(c)                                 a scanned copy of a deed of conversion and amendment (akte van omzetting en statutenwijziging) dated 26 April 2017 relating to the conversion of the legal form of the Company into an SE or European Company and amendment of the articles of association (statuten) of the Company (the Deed of Amendment), which, according to the Extract, are the Company’s articles of association currently in force and effect (the Articles of Association);

(d)                                copies of:

(i)                                    the signed unanimous resolution of the board of directors of the Company (the Board) dated 4 December 2017 (Board Resolution);

(ii)                                 the notarial record dated 8 December 2017 concerning an extract from the proceedings of the extraordinary general meeting of shareholders of the Company, held on 7 November 2017, drawn up by Dirk-Jan Jeroen Smit, civil law notary, officiating in Amsterdam, the Netherlands, relating to inter alia (a) the authorisation of the Board to issue (or to grant rights to subscribe for) Ordinary Shares up to a maximum of in aggregate 20% of the outstanding capital at the day of the extraordinary general meeting of shareholders for a period of 18 months for general purposes and (b) the authorisation of the Board to limit or exclude pre-emptive rights with regard to such issuances of (or rights to subscribe for) Ordinary Shares pursuant to the authorisation referred to above under (a);

(e)                                 a draft dated 8 December 2017 of the deed of issuance relating to the issuance of the New Shares (the Deed of Issuance);

(f)                                  a draft dated 11 December 2017 of the underwriting agreement relating to the registration of the New Shares and listing of ADSs with reference number 154758854 v4 (the Underwriting Agreement); and

(g)                                 a print-out of an electronic online confirmation from the insolvency register from the district court of Rotterdam through www.rechtspraak.nl and the online EU Insolvency register dated 13 December 2017 that the Company has not been declared bankrupt (failliet verklaard) or has not been granted a suspension of payments (surseance van betaling) and confirmed upon our request by the court registries of the district courts of Rotterdam by telephone to be correct as at the date hereof,

The documents referred to above in items (a) to (g) (inclusive) are herein referred to as the Documents; the documents referred to above in items (c) to (d) (inclusive) are herein referred to as the Corporate Documents; and the documents referred to above in item (d) are herein referred to as the Resolutions.

Nature of Opinion and Observations

3.                                      This opinion is subject to the following nature of opinion and observations:

(a)                                Dutch Law:  this opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Dutch law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance with Dutch law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above);

(b)                                Changes in Law:  we express no opinion that the future or continued performance of a party’s obligations or the consummation of the Transaction will not contravene Dutch law, its application or interpretation if altered in the future;

(c)                                 Territory of the Netherlands:  all references in this opinion letter and its schedules to the Netherlands and Dutch law are to the European part of the Netherlands and its law, respectively, only;

(d)                                Factual Statements:  we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter;

(e)                                 Representations:  we express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein;

(f)                                  Effects of Opinion:  the opinions expressed in this opinion letter have no bearing on declarations made, opinions expressed or statements of a similar nature made by any of the parties in the Documents;

(g)                                 Nature of Investigations:  in rendering this opinion we have exclusively examined the Documents and we have conducted such investigations of Dutch law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials;

(h)                                Formulae and Cash Flows:  we have not been responsible for verifying the accuracy or correctness of any formula or ratio (whether expressed in words or symbols) or financial schedule contained in the Documents, or any cash flow model used or to be used in connection with the transactions contemplated thereby, or whether such formula, ratio, financial schedule or cash flow model appropriately reflects the commercial arrangements between the parties;

(i)                                    Tax:  we express no opinion in respect of the tax treatment of the Documents or the Transaction; you have not relied on any advice from us in relation to the tax implications of the Documents or the Transaction for any person, whether in the Netherlands or any other jurisdiction, or the suitability of any tax provisions in the Documents;

(j)                                   Operational Licenses:  we have not investigated whether the Company has obtained any of the operational licenses, permits and consents which it may require for the purpose of carrying on its business (including the Transaction);

(k)                                Anti-trust:  we have not considered whether the transactions contemplated by the Documents comply with civil, regulatory or criminal anti-trust, cartel, competition, public procurement or state aid laws, nor whether any filings, clearances, notifications or disclosures are required or advisable under such laws;

(l)                                    Data Protection:  we express no opinion on any data protection or insider trading laws of any jurisdiction (including the Netherlands);

(m)                            Legal Concepts:  Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions;

(n)                                Governing Law:  this opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by Dutch law; and

(o)                                Date of Opinion:  this opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

Opinion

4.             On the basis stated in paragraph 3, and subject to the assumptions in Schedule 1, the qualifications in Schedule 2 and any factual matters, documents or events not disclosed to us, we are of the opinion that when issued pursuant to a validly executed Deed of Issuance and fully paid in EUR in accordance with the terms of a validly executed Underwriting Agreement and the Articles of Association, each New Share will have been duly authorised, validly issued and fully paid and will be non-assessable.

Benefit of opinion

5.             This opinion is addressed to you in relation to and as an exhibit to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

6.             This opinion letter and any non-contractual obligations arising out of or in relation to this opinion are governed by the laws of the Netherlands.1

7.             We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

1  The general terms and conditions of Freshfields Bruckhaus Deringer LLP can be found at www.freshfields.com.

Schedule 1
ASSUMPTIONS

In considering the Documents and in rendering this opinion we have (with your consent and, unless specifically stated otherwise, without any further enquiry) assumed that:

(a)                                Authenticity:  all signatures, stamps and seals on all documents in connection with this opinion (whether as originals or copies) are genuine and all such documents are authentic, accurate and complete;

(b)                                Copies:  all documents retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail conformed copies are in conformity with the originals;

(c)                                 Drafts:  Documents examined by us in draft form, as applicable, have been or, as the case may be, will be executed in the form of the drafts examined by us;

(d)                                No Amendments:  the Documents have since their execution, as applicable, not been amended, supplemented, rescinded, terminated by any of the parties thereto or declared null and void by a competent court;

(e)                                 Registration:        the Registration Statement has been or will have been filed with the SEC and declared effective pursuant to the Securities Act;

(f)                                  Corporate Documents:  at the time when any Corporate Document was signed or will be signed, as the case may be, each person who is a party to or signatory of that Corporate Document, as applicable (i) had been validly incorporated, was validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) had all requisite power, authority and legal capacity to sign that Corporate Document and to perform all juridical acts (rechtshandelingen) and other actions contemplated thereby and (iii) has validly signed that Corporate Document;

(g)                                 Deed of Issuance: at the time when the Deed of Issuance will be signed, each person who is a party to or signatory of the Deed of Issuance (other than the Company), as applicable (i) had been validly incorporated, was validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) had all requisite power, authority and legal capacity to sign the Deed of Issuance and to perform all juridical acts (rechtshandelingen) and other actions contemplated thereby and (iii) has validly signed the Deed of Issuance;

(h)                                Extract:  the information set forth in the Extract is accurate and complete on the date hereof;

(i)                                    Articles of Association:  the Articles of Association have not been amended;

(j)                                   Resolutions:  the Resolutions have not been revoked (ingetrokken) or amended and have not been and will not be declared null and void by a competent court and the Resolutions have not been, and will not be, amended, revoked (ingetrokken), terminated or declared null and void by a competent court and the factual statements and confirmations set out in the Resolutions are true and correct;

(k)                                Corporate Benefit:  the entering into the Underwriting Agreement and the transactions contemplated thereby are in the corporate interests (vennootschappelijk belang) of the Company;

(l)                                    No Conflict of Interest:  none of the members of the Board (in whatever capacity) has a direct or indirect personal conflict of interest with the Company (een direct of indirect persoonlijk belang dat strijdig is met het belang van de vennootschap en de met haar verbonden onderneming) in relation to the transactions contemplated by the Underwriting Agreement;

(m)                            Works Council:  no works council (ondernemingsraad) has been instituted with jurisdiction (and the authority to render advise) in respect of the Company and/or the transaction contemplated by the Underwriting Agreement, nor has any person working for any enterprise (onderneming, as defined in the Dutch Works Councils Act (wet op de ondernemingsraden)) of the Company (whether employee or not) at any time made a request to the Board that any works council be installed;

(n)                                Financial Supervision Act: the Company is not required to be licensed pursuant to the Dutch Financial Supervision Act (Wet op het financieel toezicht);

(o)                                Due Execution:  the signatures appearing on the Board Resolution on behalf of the Company are the signatures of Tim van Hauwermeiren,  Peter Verhaeghe, Pamela Klein, David Lacey, Anthony Rosenberg, Joseph De Bethizy and Werner Lanthaler;

(p)                                Signing under Power of Attorney:  under any applicable law (other than Dutch law) governing the existence and extent of the signatories’ authority towards third parties (as determined pursuant to and in accordance with the rules of The Hague Convention of 14 March 1978 on the Laws Applicable to Agency), the power of attorney included in the Board Resolution authorising the signatories creates valid and legally binding obligations for the Company towards any of the other parties to the Underwriting Agreement as a result of the signatories acting as attorney for and on behalf of the Company;

(q)                                Other Parties — Corporate Capacity/Approval:  each of the parties to the Underwriting Agreement (other than the Company) (i) has been validly incorporated, is validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) has the power, capacity and authority to enter into, execute and deliver the Underwriting Agreement to which it is a party and to exercise its rights and perform its obligations thereunder, and (iii) has duly authorised and validly executed and, to the extent relevant, delivered the Underwriting Agreement to which it is a party;

(r)                                   Anti-terrorism, Money Laundering: the parties to the Underwriting Agreement comply with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and the performance or enforcement of the Underwriting Agreement is consistent with all such laws and regulations; without providing conclusive evidence, this assumption is supported by our online enquiry with the registers referred to in Sections 2:20(3) and 10:123 of the Dutch Civil Code finalised today at 9.30 hrs confirming that the Company is not listed on any such list;

(s)                                  No Director Disqualification: none of the directors of the Company is or, as applicable, at the time of execution of the Deed of Issue, the Underwriting Agreement and the Board Resolution will be subject to a civil law director disqualification (civielrechtelijk bestuursverbod) imposed by a court under articles 106a to 106e of the Dutch Bankruptcy Act (Faillissementswet) (as amended by the Directors disqualification act (Wet civielrechtelijk bestuursverbod)); although not providing conclusive evidence thereof, this assumption is supported by (i) the confirmation of the directors included in the Board Resolution and (ii) our enquiries today with the Commercial Register; and

(t)                                   Shares: the issue, offering, sale, transfer, payment and delivery of the New Shares and the ADSs, each distribution (electronically or otherwise) of any circulars, documents or information relating to the Company and/or the New Shares and any and all invitations, offers, offer advertisements, publications and other documents relating to the Transaction have been and will continue to be made in conformity with the provisions of the Underwriting Agreement and the Registration Statement.

Schedule 2
QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)                                 Insolvency Proceedings:  a confirmation derived from an insolvency register does not provide conclusive evidence that an entity is not subject to any insolvency proceedings as defined in the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) or otherwise;

(b)                                 Creditor Action:  our opinions with respect to the validity or enforceability of the Underwriting Agreement or any legal act (rechtshandeling) forming part thereof or contemplated thereby are subject to and limited by the protection afforded by Dutch law to creditors whose interests have been adversely affected pursuant to the rules of Dutch law relating to (i) unlawful acts (onrechtmatige daden) based on Section 6:162 et seq. of the Dutch Civil Code (Burgerlijk Wetboek) and (ii) fraudulent conveyance or preference (actio pauliana) within the meaning of Section 3:45 of the Dutch Civil Code (Burgerlijk Wetboek) and/or Section 42 et seq. of the Dutch Bankruptcy Act (Faillissementswet);

(c)                                  Foreign Documents:  the opinion and other statements expressed herein relating to the Underwriting Agreement are subject to the qualification that as Dutch lawyers we are not qualified or able to assess the true meaning and purport under applicable law (other than Dutch law) of the terms of the Underwriting Agreement and the obligations thereunder of the parties thereto, and we have made no investigation of such meaning and purport; our review of the Underwriting Agreement and any other documents subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of such documents as they appear to us on the basis of such review and only in respect of any involvement of Dutch law;

(d)                                 Sanctions Act 1977: the Sanctions Act 1977 (Sanctiewet 1977) and regulations promulgated thereunder, or international sanctions, may limit the enforceability of the Underwriting Agreement;

(e)                                  Non-assessable: in absence of an equivalent Dutch legal term for the term “non-assessable” as used in this opinion letter and for the purposes of this opinion letter, non-assessable means that no holder of Ordinary Shares can be required to pay any amount in addition to the amount required for such share to be fully paid as provided for by Section 2:81 of the Dutch Civil Code and holders of Ordinary Shares cannot be held personally liable for acts performed in the name of the Company and cannot be held liable to contribute to losses of the Company in excess of the amount which must be paid up on their shares as provided for by Section 2:64 of the Dutch Civil Code; and

(f)                                   Commercial Register: an extract from the Commercial Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity cannot invoke the incorrectness or incompleteness of its Commercial Register information against third parties who were unaware of the incorrectness or incompleteness.